UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2009

PACIFIC COAST NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

California	000-51960	61-1453556

(State or other jurisdiction	(Commission File No.)	(IRS Employer
jurisdiction of incorporation)	Identification Number)

905 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (949) 361-4300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 24, 2009, Terry A. Stalk resigned as Executive Vice President and Chief Financial Officer of Pacific Coast National Bancorp (the “Company”) and its subsidiary, Pacific Coast National Bank (the “Bank”).

Item 8.01 Other Events

On April 29, 2009, the Bank retained Bob R. Adkins as a consultant to assist the Company and the Bank with certain aspects of the chief financial officer function on an interim basis.  Mr. Adkins has previously worked as an executive officer for a number of other financial institutions and has more than 30 years of experience in the financial institutions industry.

As previously disclosed in the Form 12b-25 filed by the Company with the Securities and Exchange Commission on March 31, 2009, as a result of subsequent events related to the deterioration in loan quality as of December 31, 2008, the Company has been in the process of analyzing its allowance for loan losses in order to determine the amount of provision for loan losses required for the fourth quarter of 2008.  This analysis, a recent regulatory examination of the Bank by the Office of the Comptroller of the Currency (the “OCC”) and the recent resignation of the Chief Financial Officer have prevented the Company from finalizing its consolidated financial statements for the year ended December 31, 2008.

The Company has completed its analysis of its allowance for loan losses in conjunction with the completion of the recent OCC examination.  As a result of this analysis, the Company recorded a provision for loan losses for the year ended December 31, 2008 and three months ended March 31, 2009 of $7.1 million and $1.7 million respectively, resulting in estimated net losses of $8.0 million and $2.2 million for the same periods, respectively.  The Bank’s ratio of total capital to risk weighted assets was 6.84% as of March 31, 2009, which caused the Bank to be deemed “undercapitalized” as of March 31, 2009 under regulatory capital guidelines. The Bank’s ratios of Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets were 5.55% and 5.23% as of March 31, 2009.  In order to be “adequately capitalized” under regulatory capital guidelines, an institution’s ratios of total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets must be at least 8.0%, 4.0% and 4.0%, respectively.

Because of the Bank’s regulatory capital status and the other developments described below, the Company has been in extensive discussions with several parties regarding the possibility of a substantial equity investment in the Company, which could also entail a rights offering to existing shareholders, or a possible sale of the Company.

Also subsequent to December 31, 2008, the Bank was notified by the OCC that it has imposed a number of requirements and restrictions on the Bank’s operations, primarily due to the Bank’s reduced capital levels, deteriorating asset quality and net losses.  These requirements and restrictions: (i) require the Bank to notify the OCC in advance prior to adding or replacing a director or senior executive officer; (ii) generally prohibit the Bank or the Company from making severance or indemnification payments without complying with certain restrictions, including obtaining prior regulatory approval for such payments; (iii) prohibit the Bank from increasing its loans above the amount it had on its balance sheet as of December 31, 2008 until it has adopted and implemented satisfactory credit and concentration risk management processes; (iv) prohibit the

Bank from accepting, renewing or rolling over brokered deposits and restrict the effective yield it can offer on deposits; (v) require the Bank to submit a capital restoration plan to the OCC; (vi) prohibit the Bank from allowing its average total assets during any calendar quarter to exceed its average total assets during the preceding calendar quarter unless (A) the OCC has accepted the Bank’s capital restoration plan, (B) the increase in the Bank’s assets is consistent with the plan, and (C) the Bank’s ratio of tangible equity to assets increases during the calendar quarter at a rate sufficient to enable the Bank to become adequately capitalized within a reasonable time; (vii) prohibit the Bank from acquiring or establishing a financial subsidiary and preclude the Bank from expedited treatment on certain regulatory applications and require it to file regulatory applications in advance for certain activities instead of after-the-fact notices; and (viii) will increase the Bank’s semi-annual assessment payable to the OCC.  The Bank may also be subject to higher deposit insurance premiums.  The OCC also has proposed that the Bank achieve and maintain regulatory capital ratios in excess of the regulatory minimums.  Specifically, the Bank must develop a plan, subject to the OCC’s review and non-objection, to achieve ratios of Tier 1 capital to adjusted total assets of 9.0% and total risk-based capital to risk-weighted assets of 11.0% by June 30, 2009, and ratios of Tier 1 capital to adjusted total assets of 9.0% and total risk-based capital to risk-weighted assets of 12.0% by September 30, 2009.  In addition, the Company was notified by the Federal Reserve Bank of San Francisco that the Company may not declare or pay any dividends or make any extraordinary payments to any entity or related party without prior approval of the Federal Reserve Bank of San Francisco.

Forward-Looking Statements

           This Current Report on Form 8-K contains certain statements which may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the Company’s estimated losses and the possibility of a substantial equity investment in the Company or a sale of the Company.  These forward-looking statements are subject to risks and uncertainties, including, without limitation, the possibility that actual losses may be greater than estimated losses and the possibility that a definitive agreement for such an equity investment or for the sale of the Company will not be reached, as well as other risks detailed in the Company’s other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC COAST NATIONAL BANCORP

Date: April 30, 2009	By:	/s/ Michael S. Hahn
Michael S. Hahn
President and Chief Executive Officer